                                                                    EXHIBIT 12.3

                             RESOURCES WEST ENERGY

   PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                           DIVIDEND REQUIREMENTS (1)
                                  CONSOLIDATED
                             (THOUSANDS OF DOLLARS)

                         12 MOS. ENDED           YEARS ENDED DECEMBER 31,
                           JUNE 30,    ---------------------------------------------
                             1994        1993     1992      1991     1990     1989
                         ------------- -------- --------  -------- -------- --------
FIXED CHARGES, AS
 DEFINED:
 Interest on long-term
  debt..................   $ 89,096    $ 90,879 $ 93,439  $ 98,117 $100,678 $ 98,743
 Amortization of debt
  expense/premium--net..      4,768       4,226    2,494     2,300    2,071    1,829
 Variable rate mechanism
  deferral..............       (181)        409   (1,050)        0        0        0
 Interest portion of
  rentals...............      3,169       3,425    3,727     3,735    3,978    4,189
                           --------    -------- --------  -------- -------- --------
   Total fixed charges..   $ 96,852    $ 98,939 $ 98,610  $104,152 $106,727 $104,761
                           ========    ======== ========  ======== ======== ========
EARNINGS, AS DEFINED:
 Net income from
  continuing operations.   $132,458    $135,927 $106,056  $116,356 $119,529 $113,700
 Add (deduct):
  Income tax expense....     69,690      67,700   57,941    60,078   54,188   55,656
  Total fixed charges
   above................     96,852      98,939   98,610   104,152  106,727  104,761
                           --------    -------- --------  -------- -------- --------
   Total earnings.......   $299,000    $302,566 $262,607  $280,586 $280,444 $274,117
                           ========    ======== ========  ======== ======== ========
Ratio of earnings to
 fixed charges..........       3.09        3.06     2.66      2.69     2.63     2.62
Fixed charges and
 preferred dividend
 requirements:
 Fixed charges above....   $ 96,852    $ 98,939 $ 98,610  $104,152 $106,727 $104,761
 Preferred dividend
  requirements (2)......     25,223      24,792   19,128    20,761   18,585   24,087
                           --------    -------- --------  -------- -------- --------
   Total................   $122,075    $123,731 $117,738  $124,913 $125,312 $128,848
                           ========    ======== ========  ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES AND
 PREFERRED DIVIDEND
 REQUIREMENTS...........       2.45        2.45     2.23      2.25     2.24     2.13
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(1) Calculations reflect the results from continuing operations.
(2) Preferred dividend requirements have been grossed up to their pre-tax level.